Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen California Select Tax-Free Income Portfolio

We consent to the use of our report dated May 25, 2016, with respect to the financial statements of Nuveen California Select Tax-Free Income Portfolio, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

July 14, 2016